Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Jennifer Beugelmans, Pure Communications
(646) 596-7473
EPIX Pharmaceuticals Receives NASDAQ Compliance Notice;
Intends to Request Hearing
LEXINGTON, Mass. – November 11, 2008 – EPIX Pharmaceuticals, Inc. (Nasdaq: EPIX), a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform, announced today that, as expected, it received a notice from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (the “Staff”) dated November 11, 2008 stating that the company has not regained compliance with Nasdaq Marketplace Rule 4450(b)(1)(A), which requires a listed company to maintain a minimum $50 million market capitalization for continued listing on The Nasdaq Global Market. This notice follows prior correspondence from the Staff regarding the company’s market capitalization, which was disclosed in the company’s press release dated October 14, 2008.
The Staff has indicated that the company’s common stock is subject to delisting unless the company requests a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”). The company plans to request a hearing before a Panel. As a result, the company’s securities will remain listed on The Nasdaq Stock Market at least until the Panel renders a decision following the hearing. There can be no assurance that the Panel will grant the company’s request for continued listing.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform. The company has a pipeline of internally-discovered drug candidates currently in clinical development to treat diseases of the central nervous system and lung conditions. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen and Cystic Fibrosis Foundation Therapeutics.
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of management. These statements relate to, among other things, expectations concerning the continued listing of our common stock on The Nasdaq Stock Market. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.
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